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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-A/A

                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  VIASOFT, INC.

             (Exact Name of Registrant as Specified in its Charter)


                DELAWARE                                 94-2892506
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

4343 EAST CAMELBACK ROAD, SUITE 205, PHOENIX, ARIZONA          85018
(Address of Principal Executive Offices)                    (Zip Code)

        Securities to be registered pursuant to Section 12(b) of the Act:

      Title of Each Class                    Name of Each Exchange On Which
      To Be So Registered                    Each Class Is To Be Registered
      -------------------                    ------------------------------
             None                                    Not Applicable


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. / /

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. /x/

  Securities Act registration statement file number to which this form relates
                                 (if applicable):
                                      None

        Securities to be registered pursuant to Section 12(g) of the Act:
                         PREFERRED SHARE PURCHASE RIGHTS

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         Item 1. Description of Registrant's Securities to be Registered.

         Reference is made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by the Company on April 23, 1998, as amended by the Form 8-A/A filed with the Securities and Exchange Commission by the Company on July 23, 1999 (as amended, the "Form 8-A"). The form 8-A relates to the preferred share purchase rights (the "Rights") of the Company and the Rights Agreement between the Company and Harris Trust and Savings Bank, as Rights Agent, dated April 20, 1998, and the amendment thereto dated as of July 14, 1999 (as amended, the "Rights Agreement"). The Form 8-A is hereby incorporated by reference.

         On April 27, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") among Allen Systems Group, Inc., a Delaware corporation, ("Parent") and ASG Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent("Sub"). The Merger Agreement provides, subject to certain conditions, for the commencement by Sub and the Company of a joint all-cash tender offer (the "Offer") for all of the outstanding shares of the Company's Common Stock, $0.001 par value ("Common Shares"), including the associated Rights, and for the subsequent merger of the Company with the Sub whereby the Company will become a wholly-owned subsidiary of Parent (the "Merger"). Prior to the execution and delivery of the Merger Agreement, the Company's Board of Directors approved an Amendment to Rights Agreement between the Company and Harris Trust and Savings Bank, as Rights Agent, dated as of April, 27, 2000 ("Rights Agreement Amendment").

         The Rights Agreement Amendment provides, among other things, that no person shall be or become an Acquiring Person (as defined in the Rights Agreement) by reason of the execution and delivery of the Merger Agreement, the Shareholder Voting and Tender Agreement entered into by the Sub and the Company's directors and certain executive officers in connection therewith (the "Shareholder Agreement") or any amendment thereto, or any purchase of Common Shares pursuant to the Offer. The Rights Plan Amendment also provides that the time period during which Rights may be exercised by the registered holder thereof following the Distribution Date (as defined in the Rights Agreement) will expire on the earliest of (i) the earlier of (1) the consummation of the Offer or (2) the close of business on the Final Expiration Date (as defined in the Rights Agreement), or (ii) the time at which the right to exercise the Rights otherwise terminates pursuant to the Rights Agreement. The Rights Agreement Amendment further provides that a Shares Acquisition Date (as defined in the Rights Agreement) shall not be deemed to have occurred solely by reason of the public announcement, public disclosure, execution and delivery or amendment of the Offer, the Merger, the Merger Agreement or the Shareholder Agreement and the transactions contemplated thereby.

         The Rights Agreement was filed as an exhibit to the Form 8-A and is incorporated herein by reference. The Rights Agreement Amendment was filed as an exhibit to the Schedule 14D-9 filed with the Securities and Exchange Commission by the Company on May 4, 2000 and is incorporated herein by reference. The foregoing summary description does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement and the Rights Agreement Amendment.
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Item 2. Exhibits.

Exhibit
Number         Description of Document

   1 Rights Agreement, dated as of April 20, 1998 between Viasoft, Inc. and Harris Trust and Savings Bank, as Rights Agent, including the Certificate of Designation of Series A Junior Participating Preferred Stock, Form of Right Certificate and Summary of Rights to Purchase Preferred Shares, attached thereto as Exhibits A, B and C, respectively (incorporated by reference to Exhibit 1 to Viasoft, Inc.'s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 23, 1998).

   2 Amendment to Rights Agreement between Viasoft, Inc. and Harris Trust and Savings Bank, as Rights Agent, dated as of July 14, 1999 (incorporated by reference to Exhibit 9 to Viasoft, Inc.'s
               Schedule 14D-9 filed with the Securities and Exchange Commission on July 22, 1999).

   3 Amendment to Rights Agreement between Viasoft, Inc. and Harris Trust and Savings Bank, as Rights Agent, dated as of April 27, 2000 (incorporated by reference to Exhibit (e)(7) to Viasoft, Inc.'s Schedule 14D-9 filed with the Securities and Exchange Commission on May 4, 2000).



                                   SIGNATURE



     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        VIASOFT, INC.



                                        By:  /s/ Catherine R. Hardwick
                                             Catherine R. Hardwick
                                             Vice President and General Counsel

Date: May 4, 2000